Exhibit 4.2

The BVI Business Companies Act

(No. 16 of 2004)

Share Certificate

Certificate Number [ ]	Number of Shares [ ]

AnPac Bio-Medical Science Co., Ltd.

The Company is authorised to issue 100,000,000 shares with a par value of US$0.01 each comprising (i) 70,000,000 Class A Ordinary Shares with a par value of US$0.01 each; and (ii) 30,000,000 Class B Ordinary Shares with a par value of US$0.01 each

THIS IS TO CERTIFY THAT [    ] is the registered holder of [    ] Shares of US$0.01 each fully paid in the above named Company, subject to the Memorandum and Articles of Association of the said Company and to the terms and conditions endorsed hereon.

Signed by a director of the Company

this                day of

Name: Director